Exhibit 99.3

Consent of Aquilo Partners, L.P.

The Board of Directors

GTx, Inc.

17 W Pontotoc Ave., Suite 100

Memphis, TN 38103

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 6, 2019, to the Board of Directors (in its capacity as such) of GTx, Inc. (“GTx”) included as Annex B, and to the references thereto under the captions “Prospectus Summary – Opinion of the GTx Financial Advisor” and “The Merger – Opinion of the GTx Financial Advisor” in the proxy statement/prospectus/information statement relating to the proposed merger transaction involving GTx and Oncternal Therapeutics, Inc., which proxy statement/prospectus/information statement forms a part of this Registration Statement on Form S-4 of GTx. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

AQUILO PARTNERS, L.P.

By: /s/ John Rumsey
Name: John Rumsey
Title: Managing Director

San Francisco, California

April 5, 2019